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                                  EXHIBIT 11.2

                           SONUS PHARMACEUTICALS, INC.

              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE




                                                                                     Three Months Ended   Nine Months Ended
                                                                                     September 30, 1995   September 30, 1995
                                                                                     ------------------   ------------------
Net loss .......................................................................        $(1,947,175)        $(2,838,157)
Add interest on deferred revenue ...............................................             76,412             204,913
                                                                                        -----------         -----------
                                                                                        $(1,870,763)        $(2,633,244)
                                                                                        ===========         ===========
Weighted average shares outstanding ............................................          1,952,864           1,963,843
Weighted average common shares giving effect to the
  conversion of preferred stock into common stock for
  all periods subsequent to issuance ...........................................          2,352,219           2,352,219
Net effect of stock options exercised and stock options
  and warrants granted during the 12 months prior to the Company's filing of its initial public offering calculated using the treasury stock method at the offering price of $7 per share, and treated as outstanding for all periods
  prior to the closing of the initial public offering ..........................             97,196              97,730
Weighted average common shares giving effect to the
  conversion of the convertible subordinated debenture
  into common stock using the initial public offering
  price of $7 per share ........................................................            462,857             462,857
Weighted average common shares giving effect to the
  conversion of $3.6 million of deferred revenue from
  the time of receipt, plus accrued interest at the initial
  public offering price of $7 per share ........................................            547,249             524,099
                                                                                        -----------         -----------
Shares used in computation of pro forma net loss per
  share ........................................................................          5,412,385           5,400,748
                                                                                        ===========         ===========
Pro forma net loss per share ...................................................        $     (0.35)        $     (0.49)
                                                                                        ===========         ===========


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